Press Release For immediate release
Invesco Ltd. Announces September 30, 2014
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, October 9, 2014 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $789.6 billion, a decrease of 2.7% month over month.  The decrease was driven by unfavorable market returns, negative foreign exchange, and net outflows in the PowerShares QQQ’s. FX decreased AUM by $5.1 billion during the month. Net long-term flows were positive across all asset classes. Preliminary average total AUM for the quarter through September 30 were $801.7 billion, and preliminary average active AUM for the quarter through September 30 were $655.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2014(a)	$789.6	$386.3	$179.2	$51.5	$76.6(b)	$96.0
August 31, 2014	$811.8	$401.5	$181.1	$53.4	$77.4	$98.4
July 31, 2014	$798.8	$391.8	$181.0	$52.2	$76.3	$97.5
June 30, 2014	$802.4	$394.2	$181.9	$52.6	$77.1	$96.6
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2014(a)	$647.5	$298.3	$138.4	$51.5	$76.6(b)	$82.7
August 31, 2014	$663.0	$308.1	$140.0	$53.4	$77.4	$84.1
July 31, 2014	$652.7	$301.7	$139.6	$52.2	$76.3	$82.9
June 30, 2014	$656.6	$305.2	$139.9	$52.6	$77.1	$81.8
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2014(a)	$142.1	$88.0	$40.8	$—	$—	$13.3
August 31, 2014	$148.8	$93.4	$41.1	$—	$—	$14.3
July 31, 2014	$146.1	$90.1	$41.4	$—	$—	$14.6
June 30, 2014	$145.8	$89.0	$42.0	$—	$—	$14.8

(a)	Preliminary - subject to adjustment.

(b)	Preliminary - ending money market AUM include $72.4 billion in institutional money market AUM and $4.2 billion in retail money market AUM.

(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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